UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2020

CHF Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35312	No. 68-0533453
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12988 Valley View Road, Eden Prairie, MN 55344
(Address of Principal Executive Offices) (Zip Code)

(952) 345-4200
(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b)of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CHFS	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Registered Direct Offering

On March 30, 2020, CHF Solutions, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Placement Agent”). Pursuant to the terms of the Placement Agency Agreement, the Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of an aggregate of 5,130,228 shares of the Company’s common stock (the “Shares”). The Company will pay to the Placement Agent a cash fee equal to 8% of the gross proceeds from the sale of the Shares and reimburse the Placement Agent for certain of its expenses in an amount not to exceed $35,000. The Company intends to use the net proceeds of this offering for general corporate purposes, including the continued investment in commercialization efforts and increasing production of the Aquadex SmartFlow™ system.

The Placement Agency Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties, and termination provisions.

The offering of the Shares (the “Registered Offering”) is being made pursuant to the Company’s effective shelf registration statement (the “Registration Statement”) on Form S-3 (Registration No. 333-224881), including the prospectus dated May 23, 2018 contained therein, and a prospectus supplement that the Company intends to file on March 30, 2020.

On March 30, 2020, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with the purchasers of the Shares. The Purchase Agreement provides for the sale and issuance by the Company of an aggregate of 5,130,228 Shares, at an offering price of $0.434 per share for gross proceeds of approximately $2,226,000, before deducting the Placement Agent’s fees and related offering expenses. The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions.

Private Placement

The Purchase Agreement also provides for a concurrent private placement (the “Private Placement”) of warrants to purchase the Company’s common stock (the “Warrants”) with the purchasers in the Registered Offering. The Warrants will be exercisable for an aggregate of 2,565,114 shares of common stock.  The Warrants will have an exercise price of $0.3715 per share, will be exercisable on the issuance date (the “Initial Exercise Date”), and will expire five and a half years following the Initial Exercise Date. Subject to limited exceptions, a holder of a Warrant will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of a holder prior to the date of issuance, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided further that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice to us.

In connection with the Private Placement, the Company has agreed to file a registration statement registering for resale the shares of Common Stock issuable upon exercise of the Warrants within thirty days of the closing of the Private Placement.

The Placement Agency Agreement, Purchase Agreement and form of Warrant are filed as Exhibits 1.1, 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the Placement Agency Agreement, Purchase Agreement and Warrants are qualified in their entirety by reference to such exhibits.

Item 3.02	Unregistered Sales of Equity Securities

The disclosures under Item 1.01 above regarding the unregistered sale of the Warrants are incorporated herein by reference.

Item 8.01	Other Events

On March 30, 2020, the Company issued a press release announcing the Registered Offering and Private Placement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. The Company is filing the opinion of its counsel, Honigman LLP, as Exhibit 5.1 hereto, regarding the legality of the Shares covered by the Purchase Agreement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

1.1	Placement Agency Agreement, dated as of March 30, 2020, by and between CHF Solutions, Inc. and Ladenburg Thalmann & Co. Inc.

4.1	Form of Warrant

5.1	Opinion of Honigman LLP

10.1	Form of Securities Purchase Agreement, dated as of March 30, 2020, by and among CHF Solutions, Inc. and the purchasers identified on the signature pages thereto

23.1	Consent of Honigman LLP (included in Exhibit 5.1)

99.1	Press Release of CHF Solutions, Inc. dated March 30, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2020	CHF SOLUTIONS, INC.

	By:	/s/ Claudia Drayton
	Name:	Claudia Drayton
	Title:	Chief Financial Officer